EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-74218) pertaining to the Citizens First Savings Bank 401(k) Plan (the “Plan”), of our report dated June 15, 2004 with respect to the financial statements of the Plan as of December 31, 2003 and for the year ended December 31, 2003 included in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Austin, Niester, Beauchamp & Finnegan, PC
Port Huron, Michigan
June 28, 2004